Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

May 12, 2023

Zero Nox, Inc. 1343 S. Main St. Porterville, CA 93257 Attention: Vonn R. Christenson

Re:	Registration Statement of The Growth for Good Acquisition Corporation

Ladies and Gentlemen:

We have acted as United States counsel to Zero Nox, Inc., a Wyoming corporation, (“ZeroNox”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, Agreement and Plan of Merger, dated as of March 7, 2023 (as may be further amended and supplemented, the “Merger Agreement”), by and among The Growth for Good Acquisition Corporation, a Cayman Islands exempted company (“G4G”), G4G Merger Sub Inc., a Delaware corporation and subsidiary of G4G (“Merger Sub”) and ZeroNox, provides for, among other things, following the domestication of G4G as a Delaware corporation (the “Domestication”), the merger of Merger Sub with and into ZeroNox, with ZeroNox surviving the Merger as a wholly owned subsidiary of G4G (the “Merger”) (collectively, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of The Growth for Good Acquisition Corporation on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on May [●], 2023 (Registration Number 333-271195) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of ZeroNox Securities.”

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Zero Nox, Inc. May 12, 2023 Page 2

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to ZeroNox under the caption “U.S. Federal Income Tax Considerations - U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of ZeroNox Securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP